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March 13, 2000

Gregory Sessler
9011 N.E. 34th Street
Bellevue, Washington 98004

Dear Greg:

         On behalf of ROSETTA INPHARMATICS, Inc. (the "COMPANY"), I am pleased to offer you the position of Senior Vice President, Chief Financial Officer. Speaking for myself, as well as the other members of the Company's management team, we are all very impressed with your credentials and we look forward to your future success in this position.

         The terms of your new position with the Company are as set forth below:

         1.       POSITION.

                  a. You will become a Senior Vice President, Chief Financial Officer working at the Company's Kirkland office, under the direction of Stephen H. Friend, M.D., Ph.D., Chief Executive Officer.

                  b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, after the part-time schedule as described in section 2 below, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange, except for ownership in the stock of SONUS Pharmaceuticals, Inc.

         2. START DATE. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this position with the Company on or before March 13, 2000. The Company understands that you will work a part-time schedule, minimum of one day per week, initially, not to exceed six weeks.


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         3.       PROOF OF RIGHT TO WORK. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three business days of your date of hire, or your employment may be terminated.

         4.       COMPENSATION.

                  a. BASE SALARY. You will be paid a monthly salary of $15,833, which is equivalent to $190,000 on an annualized basis. Your salary will be payable in TWO EQUAL PAYMENTS PER MONTH pursuant to the Company's regular payroll policy (or in the same manner as other employees of the Company).

                  b. ANNUAL REVIEW. Your base salary will be reviewed at the end of each calendar year as part of the Company's normal salary review process.

         5.       STOCK OPTIONS.

                  a. INITIAL NON-STATUTORY STOCK OPTION GRANT. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you a non-statutory stock option to purchase 180,000 stock shares (subject to stock splits and recapitalizations) of the Company's Common Stock (the "Shares") with an exercise price equal to the fair market value on the date of the grant ($5.25 per share). These options will vest in accordance with the following schedule: twelve and one-half percent (12 1/2%) of the Shares shall vest on the six-month anniversary of the Start Date and 1/48th of the total number of Shares shall vest each month thereafter. Vesting will, of course, depend on your continued employment with the Company. These options will be subject to the terms of the Company's 1997 Stock Option Plan and the Stock Option Agreement between you and the Company.

                  b. INITIAL INCENTIVE STOCK OPTION GRANT. In addition, the Company will recommend that the Board of Directors grant you an incentive stock option to purchase 10,000 stock shares (subject to stock splits and recapitalizations) of the Company's Common Stock (the "Shares") with an exercise price equal to the fair market value on the date of the grant ($5.25 per share). All of the Shares subject to this Option shall be fully vested on the completion of the Company's Initial Public Offering. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's 1997 Stock Option Plan and the Stock Option Agreement between you and the Company. The Company will allow the exercise of the option by delivery of a recourse promissory note in the principal amount of the exercise price and requiring the shares acquired to be pledged to the Company to secure payment of the note.


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                  c.       SUBSEQUENT OPTION GRANTS. Subject to the discretion
of the Company's Board of Directors, you may be eligible to receive additional grants of stock options from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

         6.       BENEFITS.

                  a. INSURANCE BENEFITS. The Company will provide you with standard medical, dental, long-term disability and group life insurance benefits in accordance with the Company's policies in effect from time to time.

                  b. VACATION. You will be entitled to 15 days of paid vacation each year for your first four years of employment. Beginning on the fourth anniversary of your hire date, you will accrue an additional day of vacation for each additional year of employment as provided under the Company's vacation policy.

                  c. 401(K) PLAN. You will be eligible to participate in the ROSETTA INPHARMATICS 401(k) Plan on the first day of the quarter following your date of hire.

                  d. FLEXIBLE SPENDING ACCOUNT. You will be eligible to participate in a Flexible Spending Account on the first day of the month following your date of hire.

         7. CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "CONFIDENTIALITY AGREEMENT"), prior to or on your Start Date.

         8. CONFIDENTIALITY OF TERMS. You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

         9. TERM. Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.


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         We are delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,

ROSETTA INPHARMATICS, INC.

/s/ John J. King

John J. King, II
Senior Vice President, COO


ACCEPTED AND AGREED:

GREGORY SESSLER

/s/ Gregory Sessler
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Signature

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Date

Enclosure:        Confidential Information and Invention Assignment Agreement
                  Benefit Summary